Exhibit 99.1
For further information contact
Rodger W. Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Signs PHA with ConocoPhillips, Devon
     Natchez, MS (September 4, 2007) — Callon Petroleum Company (NYSE: CPE) announced today that it has signed a production handling agreement (PHA) with ConocoPhillips (NYSE: COP) and Devon Energy Corporation (NYSE: DVN).
     The agreement stipulates that crude oil and natural gas from Callon’s Entrada Field, located on Garden Banks Blocks 738, 782, 785, 826 and 827 in the Gulf of Mexico, will be processed by the Magnolia production platform on the adjacent block, Garden Banks Block 783, which is owned by ConocoPhillips and Devon.
     Current plans call for an initial development of two producing wells as sub-sea tiebacks to the host facility, with production anticipated to commence during the first quarter of 2009. In addition, provisions have been made for additional wells to be tied into this infrastructure in the future.
     Negotiation of the production handling agreement has been ongoing since Callon announced its acquisition of BP’s 80% interest in the Entrada Field in April 2007.
     Fred Callon, Chairman and CEO, commented that “We are very pleased to have reached this important milestone in the development of the Entrada Field and are moving forward with the final engineering design work to ensure the successful completion of this project.”
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in Louisiana, Alabama and the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
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